Exhibit 10.6

LETTER OF INTENT

This Letter of Intent is made and entered into as of August 16, 2010, by and between KENSINGTON LEASING, LTD., a Nevada Corporation, whose common stock trades on the over-the-counter bulletin board under the trading symbol, “KNSL” (hereinafter referred to as ‘KNSL”), and WEALTHMAKERS, LTD., a privately held Wyoming corporation (hereinafter “WM”), and sets forth the basic terms and conditions by which KNSL will acquire 100% of the outstanding capital stock of WM held by its selling shareholders, subject to the consummation of a definitive agreement, as follows:

1.  KNSL is a publicly held Nevada corporation whose common stock trades on the over-the-counter bulletin board.  KNSL has an authorized share capital of 100 million shares of common stock, 7,888,000 shares of which are issued and outstanding.

2.  WM is a privately held Wyoming corporation.  WM has an authorized share capital of 100 million shares of common stock, 15,354,000 shares of which are issued and outstanding.  WM is a web-based predictive research technology company that connects to automated trading platforms for stocks, indexes, bonds, options, commodities and currencies and can trade in up to 80 markets around the world in a single Interactive Brokers Universal account.

3.  KNSL shall issue 3,838,500 shares of its common stock in exchange for 100% of the issued and outstanding capital shares of WM.  The value of the KNSL common stock exchanged is based on the closing price reported on the over-the-counter bulletin board as of August 13, 2010.

4.  Upon acceptance of this agreement by the board of directors of KNSL and WM, and the selling shareholders of WM, a definitive agreement shall be entered into between the parties.

5.  Each of the parties hereto shall, and shall cause their agents and representatives, to keep confidential as proprietary and privileged information the negotiations of the parties respecting the consummation of the transaction contemplated hereby, and any other item which may be expressly identified or noticed as confidential hereby (“Confidential Information”).  WM agrees not to negotiate with any other merger or financing candidates during the pendency of this agreement.

6.  Consummation of the definitive agreement shall be subject to there being no material change in either party’s business, financial conditions, or prospects, from the date of this letter of intent up to and including the date of the definitive agreement.  Each party shall pay its own relative expenses incidental to this letter of intent and the definitive agreement.  Neither party shall make an announcement of the proposed transaction contemplated hereby, prior to the execution of the definitive agreement without the prior written consent of the other, which shall not be unreasonably withheld or delayed.  However, KNSL is hereby specifically authorized to announce the execution of this letter of intent to its shareholders and to the public.  Nothing contained in this provision shall restrict in any respect with either party’s ability to communicate information concerning this letter of intent and the transactions contemplated hereby to its respective affiliates, officers, directors, employees, attorneys, accountants, consultants and advisors, and to third parties whose consent may be required in connection with the transaction contemplated hereby.

7.  This agreement sets forth the basic terms and conditions of the proposed transaction between the parties as currently contemplated.  Consummation of the transactions contemplated hereby requires further negotiation, and requires the drafting of a definitive agreement setting forth the terms and conditions not inconsistent with the foregoing and other terms and conditions which are customary and usual under the circumstances.  The parties will cooperate and use their best efforts to negotiate such a definitive agreement.  This letter of intent does not constitute or create, and shall not be deemed to constitute or create, any obligation on the part of either party to this letter of intent.  No such obligation shall be created, except by the execution and delivery of the definitive agreement contemplated hereby, containing such terms and conditions of the proposed transaction as shall be agreed upon by the parties, and then only in accordance with the terms and conditions of such definitive agreement.

8.  This agreement may be executed in one or more counterparts, each of which shall be deemed as an original, but all of which taken together shall constitute one and the same instrument.  This is the only agreement between the parties with respect to the subject matter hereof, and shall be construed under the laws of the state of California.

KENSINGTON LEASING, LTD.

By
Angelique de Maison, CEO

WEALTHMAKERS, LTD.

By
Zirk Engelbrecht, President